Exhibit 99.1

Citizens Financial Group, Inc. Reports Third Quarter Net Income of

$314 million and EPS of $0.68

Underlying Net Income of $338 million and EPS of $0.73*

Record revenue with noninterest income up 33% year over year, paced by record results in Mortgage and strength in Capital Markets

CET1 ratio remains strong, increases to 9.8%

Pre-provision profit up 21% year over year, up 22% on an Underlying basis

7.8% positive operating leverage year over year, 9.0% on an Underlying basis

Tangible book value per share stable at $32, up 2% year over year

PROVIDENCE, RI (October 16, 2020) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported third quarter net income of $314 million, compared with $449 million in third quarter 2019, with earnings per share of $0.68, compared with $0.97 per share in third quarter 2019. Third quarter 2020 results reflect a net $24 million after-tax reduction, or $(0.05) per share, from notable items. Third quarter 2020 Return on Average Tangible Common Equity (“ROTCE”) of 8.3% compares with 12.4% in third quarter 2019 and 6.6% in second quarter 2020.

On an Underlying basis, which excludes notable items, third quarter 2020 net income available to common stockholders of $313 million compares with $436 million in third quarter 2019 and $235 million in second quarter 2020. Underlying EPS of $0.73 per share compares with $0.98 in third quarter 2019 and $0.55 in second quarter 2020. Underlying third quarter 2020 ROTCE of 9.0% compares with 12.6% in third quarter 2019 and 6.9% in second quarter 2020. Tangible book value per common share of $32.24 compares with $31.48 for third quarter 2019 and $32.13 for second quarter 2020.

Citizens remains strongly capitalized and maintains ample liquidity to assist customers in navigating these challenging times. At September 30, 2020, the common equity tier 1 (“CET1”) capital ratio increased to 9.8%, the spot loan-to-deposit ratio was 86.8%, or 83.6% excluding U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans, and the liquidity coverage ratio was fully compliant. In third quarter 2020, a $209 million increase in the allowance for loans and unfunded loan commitments credit losses (“ACL”) resulted in a September 30, 2020 ACL of $2.7 billion and an ACL to loans ratio of 2.21%, or 2.29% excluding PPP loans. This reserve build impacted EPS by $0.40 and ROTCE by 5 percentage points.

“Citizens continues to rise to the occasion, meeting the unique challenges present in 2020 and delivering well for all of our stakeholders,” said Chairman and CEO Bruce Van Saun. “We posted record levels of revenue and pre-provision profit, further bolstered our loan loss reserve and grew our CET1 capital ratio to 9.8%. We continue to demonstrate the strong resilience and diversification of our business model, while helping our customers, colleagues and communities get through this difficult environment.”

*References in this release to “Underlying” results exclude notable items and are Non-GAAP Financial Measures. Where there is a reference to “Underlying” results in a paragraph, all measures that follow these references are on the same basis. Additional information regarding the impact of notable items and Acquisitions on our results is described in this release. Please see the end of this release for important information on our use of Non-GAAP Financial Measures, and their reconciliation to GAAP financial measures. References in this release to balance sheet items are on an average basis and loans exclude loans held for sale (“LHFS”) unless otherwise noted. References to net interest margin are on a fully taxable equivalent (“FTE”) basis and all references to earnings per share represent fully diluted per common share. References to consolidated and/or commercial loans, loan growth, nonaccrual loans and allowance for loan losses include leases. The “Company” refers to Citizens. Current reporting-period regulatory capital ratios are preliminary. Select totals may not sum due to rounding.

Citizens Financial Group, Inc.

Citizens also announced today that its board of directors declared a fourth quarter 2020 common stock dividend of $0.39 per share. The dividend is payable on November 12, 2020 to shareholders of record at the close of business on October 28, 2020. The quarterly dividend is 8% higher than the year-ago quarter.

Third quarter 2020 vs. second quarter 2020

Key highlights

•	Record pre-provision net revenue (“PPNR”) of $803 million, up 4%. Record Underlying PPNR of $834 million, up 6%, driven by record noninterest income and well-controlled expenses.

•

Third quarter 2020 results reflect a net $24 million after-tax reduction, or $(0.05) per share, from notable items compared with a net $10 million after-tax reduction, or ($0.02) per share, in second quarter 2020.

•

Efficiency ratio of 55.2%; Underlying efficiency ratio of 53.4% compares with 54.9% in second quarter 2020, reflecting record revenue and well-controlled expenses. Operating leverage was 1.3%, or 2.6% on an Underlying basis, reflecting continued strong focus on top-line growth and expense management.

•

Provision for credit losses of $428 million includes a reserve build of $209 million. This compares with a provision of $464 million in second quarter 2020, which included a $317 million reserve build.

•	ROTCE of 8.3% reflects the provision build associated with COVID-19 impacts. Underlying ROTCE of 9.0% compares with 6.9% in second quarter 2020.

•	Capital remains strong, with the CET1 ratio increasing to 9.8% compared with 9.6% at June 30, 2020.

•	During the third quarter 2020, Citizens paid $168 million in dividends to common shareholders.

•	Tangible book value per common share of $32.24 compares with $32.13 at June 30, 2020.

Results

•	Record revenue of $1.8 billion, up 2.4% reflecting record noninterest income, up 11%, largely offset by lower net interest income, down 2%.

•

Net interest income of $1.1 billion was down 2% given the impact of lower interest rates and a 1% decrease in interest-earning assets as line draws were repaid, partly offset by an improvement in funding mix and disciplined deposit pricing actions.

•

Net interest margin of 2.83% was down 5 basis points reflecting the impacts of lower interest rates, higher cash balances and day count, which were partially offset by improved funding mix and disciplined deposit pricing actions. Interest-bearing deposit costs decreased 13 basis points.

•

Record noninterest income of $654 million, up 11% reflecting record mortgage banking fees, higher service charges and fees, strength in trust and investment services fees, as well as higher card fees and higher letter of credit and loan fees given increased customer activity. Other income includes the gain on sale of education loans. These results were partially offset by a decrease in foreign exchange and interest rate products given lower customer hedging activity.

Citizens Financial Group, Inc.

•

Noninterest expense of $988 million increased 1% and includes the impact of notable items. On an Underlying basis, noninterest expense of $957 million was down slightly given strong expense discipline, as well as lower other operating expense.

•

Provision for credit losses of $428 million includes a reserve build of $209 million, primarily driven by commercial. Third quarter 2020 net charge offs were $219 million, up from $147 million, reflecting an increase in commercial, due to one credit to a mall REIT and one in metals and mining. This compares to second quarter 2020 provision for credit losses of $464 million which included a $317 million net reserve build primarily tied to COVID-19 impacts. In second quarter 2020, approximately $100 million of credit reserves associated with loans transferred to held-for-sale were reallocated to the remaining loan portfolio.

Balance Sheet

•

Average interest-earning assets decreased $2.2 billion, or 1%, driven by a 3% decrease in loans, reflecting a decrease in commercial loans driven by line of credit repayments and retail loan sales activity tied to balance sheet optimization strategies, partly offset by an increase in average PPP loans. Loans were up very slightly before the impact of PPP loans, commercial line draws and loan sales activity.

•	Average deposits were broadly stable as a decrease in term deposits was largely offset by growth in demand deposits and savings.

•	Average loan-to-deposit ratio of 88.4%, or 85.0% excluding PPP loans, compares with 90.9% in second quarter 2020.

•	Allowance coverage for loans of 2.21%, or 2.29% excluding PPP loans, compares with 2.01%, or 2.09% excluding PPP loans, as of June 30, 2020.

•	Nonaccrual loans to loans ratio of 1.03% compares with 0.79% as of June 30, 2020.

•	Allowance coverage of nonaccrual loans of 214% compares with 255% as of June 30, 2020.

Third quarter 2020 vs. third quarter 2019

Key highlights

•

Record PPNR of $803 million, up 21%. Record Underlying PPNR of $834 million, up 22%, with record revenue driven by record results in mortgage banking and strength in capital markets, and well-controlled expenses.

•

Third quarter 2020 results reflect a net $24 million after-tax reduction, or $(0.05) per share, from notable items compared with a net $4 million after-tax reduction, or $(0.01) per share, in third quarter 2019.

•	ROTCE of 8.3%, with Underlying ROTCE of 9.0%.

•

Results reflect an efficiency ratio of 55.2%, while the Underlying efficiency ratio was 53.4%. Operating leverage was 7.8%, with Underlying operating leverage of 9.0% reflecting continued strong focus on top-line growth and expense management.

•	Provision for credit losses of $428 million includes a reserve build of $209 million primarily driven by commercial. Third quarter 2020 net charge offs were $219 million.

Citizens Financial Group, Inc.

•	Tangible book value per share of $32.24, up 2%. Fully diluted average common shares outstanding decreased by 19.1 million shares, or 4%.

Results

•	Record revenue increased $153 million, or 9%, reflecting record noninterest income and a slight decrease in net interest income.

•	Net interest income was down 1%, as lower net interest margin was only partially offset by 9% growth in interest-earning assets, including the addition of PPP loans.

•

Net interest margin of 2.83%, down 29 basis points, reflects the impact of lower interest rates and higher cash balances given strong deposit flows, partially offset by improved funding mix and lower funding costs. Interest-bearing deposit costs decreased 89 basis points, reflecting strong pricing discipline.

•

Record noninterest income of $654 million was up 33%, driven by record mortgage banking fees given strong origination volumes and gain-on-sale margins, as well as strength in capital markets fees and trust and investment services fees. Service charges and fees, card fees and foreign exchange and interest rate products were lower reflecting COVID-19 impacts. Other income includes the gain on sale of education loans and increased from third quarter 2019 which included a benefit related to a lease restructuring.

•

Noninterest expense of $988 million was up 2%. Underlying noninterest expense of $957 million, was up slightly reflecting higher equipment and software expense given continued investments in technology, higher outside services and higher salaries and employee benefits tied to strong mortgage banking results. These were partially offset by lower other operating expense given lower travel and advertising costs, as well as a $10 million charge related to a lease restructuring in the prior year.

•

Provision for credit losses of $428 million includes a reserve build of $209 million, primarily driven by commercial. The third quarter 2019 provision for credit losses was $101 million. Third quarter 2020 net charge offs were $219 million, up from $113 million, reflecting COVID-19-related impacts in commercial.

Balance sheet

•

Average interest-earning assets increased $13.7 billion, or 9%, driven by 7% loan growth, which includes the $4.7 billion impact of the PPP loans, and 14% growth in the investment portfolio given higher interest-bearing cash balances driven by strong deposit flows. Loan growth was 4% excluding the impact of PPP loans, commercial line draws and retail loan sales activity tied to balance sheet optimization strategies.

•	Average deposits increased $17.4 billion, or 14%, reflecting growth in demand deposits, money market accounts, savings and checking with interest, partially offset by a decrease in term deposits.

•	Average loan-to-deposit ratio of 88.4%, or 85.0% excluding PPP loans, compares with 94.6% in third quarter 2019.

•

Allowance coverage for loans of 2.21%, or 2.29% excluding PPP loans, compares with 1.11% as of September 30, 2019, reflecting the first quarter 2020 implementation of CECL and the subsequent reserve increases primarily associated with COVID-19 impacts.

•	Nonaccrual loans to loans ratio of 1.03% compares with 0.63% as of September 30, 2019.

•

Allowance coverage of nonaccrual loans of 214% compares with 177% as of September 30, 2019, reflecting the first quarter 2020 implementation of CECL and the subsequent reserve increases primarily associated with COVID-19 impacts.

Citizens Financial Group, Inc.

Earnings highlights:

	Quarterly Trends

				3Q20 change from
($s in millions, except per share data)	3Q20	2Q20	3Q19	2Q20				3Q19

Earnings				$/bps		%		$/bps		%

Net interest income	$1,137	$1,160	$1,145	$(23)		(2	) %	$(8)		(1	) %
Noninterest income	654	590	493	64		11		161		33
Total revenue	1,791	1,750	1,638	41		2		153		9
Noninterest expense	988	979	973	9		1		15		2
Pre-provision profit	803	771	665	32		4		138		21
Provision for credit losses	428	464	101	(36)		(8)		327			NM

Net income	314	253	449	61		24		(135)		(30)
Preferred dividends	25	28	17	(3)		(11)		8		47
Net income available to common stockholders	$289	$225	$432	$64		28%		$(143)		(33	) %

After-tax notable Items	24	10	4	14		140		20			NM

Underlying net income	$338	$263	$453	$75		29%		$(115)		(25	) %
Underlying net income available to common stockholders	$313	$235	$436	$78		33%		$(123)		(28	) %

Average common shares outstanding
Basic (in millions)	426.8	426.6	445.7	0.2		—		(18.9)		(4)
Diluted (in millions)	428.0	427.6	447.1	0.4		—		(19.1)		(4)
Diluted earnings per share	$0.68	$0.53	$0.97	$0.15		28%		$(0.29)		(30	) %

Underlying diluted earnings per share	$0.73	$0.55	$0.98	$0.18		33%		$(0.25)		(26	) %

Performance metrics
Net interest margin	2.82%	2.87%	3.10%	(5	) bps			(28	) bps
Net interest margin, FTE	2.83	2.88	3.12	(5)				(29)
Effective income tax rate	16.1	17.7	20.5	(159)				(436)
Efficiency ratio	55	56	59	(73)				(422)
Underlying efficiency ratio	53	55	58	(141)				(478)
Return on average common equity	5.6	4.4	8.4	116				(275)
Return on average tangible common equity	8.3	6.6	12.4	171				(411)
Underlying return on average tangible common equity	9.0	6.9	12.6	210				(358)
Return on average total assets	0.70	0.57	1.10	13				(40)
Underlying return on average total tangible assets	0.79%	0.61%	1.16%	18	bps			(37	) bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	9.8%	9.6%	10.3%
Total capital ratio	13.3	13.1	13.0
Tier 1 leverage ratio	9.5	9.3	9.9
Allowance for credit losses to loans and leases	2.21%	2.01%	1.11%	20	bps			110	bps

Asset quality(2)
Nonaccrual loans and leases to loans and leases	1.03%	0.79%	0.63%	24	bps			40	bps
Allowance for credit losses to nonaccrual loans and leases	214	255	177	NM				NM
Net charge-offs as a % of average loans and leases	0.70%	0.46%	0.38%	24	bps			32	bps

1) Current reporting-period regulatory capital ratios are preliminary.

2) Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Notable items:

Third and second quarter 2020 and third quarter 2019 results reflect notable items primarily related to TOP 6 transformational and revenue and efficiency initiatives. Third and second quarter 2020 and third quarter 2019 results also reflect notable items related to integration costs primarily tied to the August 1, 2018 Franklin American Mortgage Company (“FAMC”) acquisition. These notable items have been excluded from reported results to better reflect Underlying operating results.

Cumulative after-tax integration costs related to the FAMC acquisition totaled $34 million through the end of third quarter 2020.

Notable items-integration costs	3Q20			2Q20			3Q19			Cumulative after-tax integration costs
($s in millions, except per share data)	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	FAMC	Other	Total

Noninterest income	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(3)	$—	$(3)
Salaries & benefits	$—	$—	$—	$—	$—	$—	$(1)	$(1)	$—	$(10)	$—	$(10)
Equipment & software	(1)	(1)	—	—	—	—	—	—	—	(3)	—	(3)
Outside services	(1)	(1)	—	(2)	(1)	—	(3)	(2)	(0.01)	(15)	(5)	(20)
Occupancy	—	—	—	—	—	—	—	—	—	(1)	—	(1)
Other expense	—	—	—	—	—	—	—	—	—	(2)	—	(2)

Noninterest expense	$(2)	$(2)	$—	$(2)	$(1)	$—	$(4)	$(3)	$(0.01)	$(31)	(5)	$(36)

Total Integration costs	$(2)	$(2)	$—	$(2)	$(1)	$—	$(4)	$(3)	$(0.01)	$(34)	$(5)	$(39)

Other notable items-primarily tax and TOP	3Q20			2Q20			3Q19
($s in millions, except per share data)	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS

Tax notable items	$—	$—	$—	$—	$4	$0.01	$—	$10	$0.02
Other notable items—TOP & other actions
Salaries & benefits	(13)	(9)	(0.02)	(4)	(4)	(0.01)	(4)	(3)	(0.01)
Outside services	(15)	(12)	(0.03)	(10)	(7)	(0.02)	(11)	(8)	(0.02)
Occupancy	(1)	(1)	—	(3)	(2)	—	—	—	—

Noninterest expense	$(29)	$(22)	$(0.05)	$(17)	$(13)	$(0.03)	$(15)	$(11)	$(0.03)

Total other notable items	$(29)	$(22)	$(0.05)	$(17)	$(9)	$(0.02)	$(15)	$(1)	$—

Total notable items	$(31)	$(24)	$(0.05)	$(19)	$(10)	$(0.02)	$(19)	$(4)	$(0.01)

Citizens Financial Group, Inc.

The following table provides information on Underlying results before the impact of notable items.

Underlying results:

	Quarterly Trends
				3Q20 change from
($s in millions, except per share data)	3Q20	2Q20	3Q19	2Q20		3Q19

Net interest income	$1,137	$1,160	$1,145	(2	) %	(1	) %
Noninterest income	654	590	493	11		33
Total revenue	$1,791	$1,750	$1,638	2%		9%
Noninterest expense	988	979	973	1		2
Notable items	31	19	19	63		63

Underlying noninterest expense	$957	$960	$954	—%		—%
Underlying pre-provision profit	834	790	684	6		22
Provision for credit losses	428	464	101	(8)		NM

Net income available to common stockholders	289	225	432	28		(33)
Underlying net income available to common stockholders	313	235	436	33		(28)

Performance metrics

Diluted EPS	$0.68	$0.53	$0.97	28%		(30	) %
Underlying EPS	$0.73	$0.55	$0.98	33%		(26	) %
Efficiency ratio	55%	56%	59%	(73	) bps	(422	) bps
Underlying efficiency ratio	53	55	58	(141)		(478)
Return on average tangible common equity	8.3	6.6	12.4	171		(411)
Underlying return on average tangible common equity	9.0%	6.9%	12.6%	210	bps	(358	) bps

Operating leverage				1.3		7.8
Underlying operating leverage				2.6%		9.0%

Citizens Financial Group, Inc.

Discussion of results:

Net interest income				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20				3Q19

				$/bps		%		$/bps		%

Interest income:
Interest and fees on loans and leases and loans held for sale	$1,157	$1,219	$1,377	$(62)		(5	) %	$(220)		(16	) %
Investment securities	121	130	153	(9)		(7)		(32)		(21)
Interest-bearing deposits in banks	2	1	8	1		100		(6)		(75)

Total interest income	$1,280	$1,350	$1,538	$(70)		(5	) %	$(258)		(17	) %

Interest expense:
Deposits	$89	$124	$297	$(35)		(28	) %	$(208)		(70	) %
Short-term borrowed funds	—	—	2	—		—		(2)		(100)
Long-term borrowed funds	54	66	94	(12)		(18)		(40)		(43)

Total interest expense	$143	$190	$393	$(47)		(25	) %	$(250)		(64	) %

Net interest income	$1,137	$1,160	$1,145	$(23)		(2	) %	$(8)		(1	) %

Net interest margin, FTE	2.83%	2.88%	3.12%	(5	) bps			(29	) bps

Net interest income of $1.1 billion decreased 2% compared with second quarter 2020 given the impact of lower interest rates and a 1% decrease in interest-earning assets, including a 3% decrease in loans. The decrease in loans reflects the impact of repayments of commercial line of credit draws tied to the COVID-19 disruption, partly offset by the average increase in PPP loans. Partially offsetting these impacts were the benefit of improved funding mix and disciplined deposit pricing actions. Net interest margin of 2.83% decreased 5 basis points given the impact of lower interest rates, higher cash balances and day count, partially offset by the impact of improved funding mix and disciplined deposit pricing actions. Interest-bearing deposit costs decreased 13 basis points.

Compared with third quarter 2019, net interest income decreased 1% as lower net interest margin was only partially offset by 9% growth in interest-earning assets, including the addition of PPP loans. Net interest margin of 2.83% decreased 29 basis points from third quarter 2019 reflecting the impact of lower interest rates and higher cash balances given strong deposit flows, partially offset by improved funding mix and lower funding costs. Interest-bearing deposit costs decreased 89 basis points, reflecting strong pricing discipline.

Noninterest Income				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20		3Q19

				$	%	$	%

Service charges and fees	$97	$84	$128	$13	15%	$(31)	(24	) %
Mortgage banking fees	287	276	117	11	4	170	145
Card fees	57	48	67	9	19	(10)	(15)
Capital markets fees	58	61	39	(3)	(5)	19	49
Trust and investment services fees	53	45	50	8	18	3	6
Foreign exchange and interest rate products	27	34	35	(7)	(21)	(8)	(23)
Letter of credit and loan fees	37	31	34	6	19	3	9
Securities gains, net	1	3	3	(2)	(67)	(2)	(67)
Other income(1)	37	8	20	29	NM	17	85

Noninterest income	$654	$590	$493	$64	11%	$161	33%

1) Other income includes bank-owned life insurance and other income.

Citizens Financial Group, Inc.

Record noninterest income of $654 million increased $64 million, or 11%, compared with second quarter 2020 reflecting improvements in service charges and fees and card fees given some recovery from COVID-19 impacts and higher trust and investment services fees tied to improved transaction volumes and higher managed money balances. Record mortgage banking fees of $287 million increased $11 million, or 4%, reflecting continued strength in production revenues, as well as improved mortgage servicing rights hedging performance. Other income includes the gain on the sale of education loans. These results were partially offset by lower foreign exchange and interest rate products fees driven by lower customer hedging activity.

Compared with third quarter 2019, record noninterest income increased $161 million, or 33%, reflecting record mortgage banking fees, driven by higher origination volumes and stronger gain-on-sale margins, as well as strength in capital market fees, up 49%, reflecting an increase in advisory fees and a recovery on loan/bond trading. Trust and investment services fees increased 6% driven by improved transaction volumes and higher managed money balances. These results were partially offset by lower service charges and fees, card fees, and lower foreign exchange and interest rate products fees reflecting COVID-19 impacts. Other income includes the gain on the sale of education loans associated with balance sheet optimization initiatives. Other income in third quarter 2019 includes a benefit tied to a lease restructuring.

Noninterest Expense				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20		3Q19

				$	%	$	%

Salaries and employee benefits	$524	$513	$508	$11	2%	$16	3%
Equipment and software expense	149	142	130	7	5	19	15
Outside services	139	131	128	8	6	11	9
Occupancy	81	82	80	(1)	(1)	1	1
Other operating expense	95	111	127	(16)	(14)	(32)	(25)

Noninterest expense	$988	$979	$973	$9	1%	$15	2%

Notable items	$31	$19	$19	$12	63%	$12	63%

Underlying, as applicable

Salaries and employee benefits	$511	$509	$503	$2	—%	$8	2%
Equipment and software expense	148	142	130	6	4	18	14
Outside services	123	119	114	4	3	9	8
Occupancy	80	79	80	1	1	—	—
Other operating expense	95	111	127	(16)	(14)	(32)	(25)

Underlying noninterest expense	$957	$960	$954	$(3)	—%	$3	—%

Third quarter 2020 noninterest expense of $988 million increased $9 million, or 1%, from second quarter 2020. On an Underlying basis, noninterest expense of $957 million was down slightly given strong expense discipline, as well as lower other operating expense.

Compared with third quarter 2019, Underlying noninterest expense of $957 million was up slightly, as increases in equipment and software expense, given continued investments in technology, as well as higher outside services largely tied to growth initiatives, and salaries and employee benefits, reflecting strong mortgage banking results, were more than offset by the decrease in other operating expense. Other operating expense decreased 25% from third quarter 2019 reflecting lower travel and advertising costs and a $10 million charge related to a lease restructuring in the prior year.

Citizens Financial Group, Inc.

The third quarter 2020 effective tax rate was 16.1%. On an Underlying basis, the effective tax rate of 16.8% compares with 19.4% for second quarter 2020 and 22.3% for third quarter 2019. The decrease from third quarter 2019 reflects the greater impact of tax-advantaged investments given lower pre-tax income.

Consolidated balance sheet review(1)				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20			3Q19

				$/bps		%	$/bps		%
Total assets	$179,228	$179,874	$164,362	$(646)		—%	$14,866		9%
Total loans and leases	124,071	125,713	117,880	(1,642)		(1)	6,191		5
Total loans held for sale	3,714	4,993	2,015	(1,279)		(26)	1,699		84
Deposits	142,921	143,618	124,714	(697)		—	18,207		15
Stockholders’ equity	22,469	22,418	21,851	51		—	618		3
Stockholders’ common equity	20,504	20,453	20,718	51		—	(214)		(1)
Tangible common equity	$13,771	$13,716	$13,976	$55		—%	$(205)		(1	) %
Loan-to-deposit ratio (period-end)(2)	86.8%	87.5%	94.5%	(72	) bps		(771	) bps
Loans to deposit ratio (average)(2)	88.4	90.9	94.6	(257)			(626)
Common equity tier 1 capital ratio(3)	9.8	9.6	10.3
Total capital ratio(3)	13.3%	13.1%	13.0%

1) Represents period end unless otherwise noted.

2) Excludes loans held for sale.

3) Current reporting period regulatory capital ratios are preliminary.

Total assets of $179.2 billion at September 30, 2020, increased $14.9 billion, or 9%, from September 30, 2019, reflecting a $7.9 billion increase in loans and loans held for sale, which was largely driven by approximately $4.7 billion of PPP loans to small business customers. Results also reflect a $6.8 billion increase in the investment portfolio given higher interest-bearing cash balances driven by strong customer deposit flows. Compared with June 30, 2020, total assets were broadly stable, as a $2.9 billion decrease in loans and loans held for sale, reflecting commercial line of credit repayments partly offset by higher average PPP loans, was partially offset by a $2.3 billion increase in the investment portfolio.

Interest-earning assets				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20			3Q19

Period-end interest-earning assets				$	%		$	%

Investments and interest-bearing deposits	$34,764	$32,490	$27,964	$2,274	7%		$6,800	24%
Commercial loans and leases	62,362	64,930	56,733	(2,568)	(4)		5,629	10
Retail loans	61,709	60,783	61,147	926	2		562	1
Total loans and leases	124,071	125,713	117,880	(1,642)	(1)		6,191	5
Loans held for sale, at fair value	3,587	3,631	1,993	(44)	(1)		1,594	80
Other loans held for sale	127	1,362	22	(1,235)	(91)		105	NM
Total loans and leases and loans held for sale	127,785	130,706	119,895	(2,921)	(2)		7,890	7

Total period-end interest-earning assets	$162,549	$163,196	$147,859	$(647)	—%		$14,690	10%

Average interest-earning assets
Investments and interest-bearing deposits	$30,908	$30,415	$27,114	$493	2%		$3,794	14%
Commercial loans and leases	63,861	67,409	56,983	(3,548)	(5)		6,878	12
Retail loans	61,051	61,346	60,274	(295)	—		777	1
Total loans and leases	124,912	128,755	117,257	(3,843)	(3)		7,655	7
Loans held for sale, at fair value	3,295	2,710	1,970	585	22		1,325	67
Other loans held for sale	1,061	510	134	551	108		927	NM
Total loans and leases and loans held for sale	129,268	131,975	119,361	(2,707)	(2)		9,907	8

Total average interest-earning assets	$160,176	$162,390	$146,475	$(2,214)	(1	) %	$13,701	9%

Period-end interest-earning assets of $162.5 billion increased $14.7 billion, or 10%, from September 30, 2019, driven by a $7.9 billion, or 7%, increase in loans and loans held for sale, largely reflecting a $5.6 billion increase in commercial, including $4.7 billion of PPP loans to small business customers, and a $562 million increase in retail. The investment portfolio increased $6.8 billion given higher interest-bearing cash balances driven by strong deposit flows. Compared with June 30, 2020, period-end interest-earning assets decreased $647 million,

Citizens Financial Group, Inc.

largely reflecting a $2.6 billion decrease in commercial loans, driven by line of credit repayments, partially offset by a $2.3 billion increase in the investment portfolio given higher interest-bearing cash balances, and a $926 million increase in retail loans. Retail loan growth was driven by education and mortgage, partially offset by lower other retail and home equity lines of credit. Total loans were broadly stable before the impact of PPP loans, the repayment of COVID-19-related commercial line of credit draws and retail loan sales activity tied to balance sheet optimization strategies. The average effective duration of the securities portfolio as of September 30, 2020, was 2.75 years compared with 2.1 years at June 30, 2020, and decreased from 3.2 years at September 30, 2019 given lower long-term rates that drove an increase in securities prepayment speeds.

Average interest-earning assets of $160.2 billion in third quarter 2020 increased $13.7 billion, or 9%, from third quarter 2019, reflecting a $9.9 billion, or 8%, increase in loans and loans held for sale and a $3.8 billion, or 14%, increase in the investment portfolio given higher interest-bearing cash balances. Loan growth includes a $6.9 billion increase in commercial and $777 million increase in retail. Commercial loan growth reflects $4.7 billion of PPP loans, as well as the benefit of geographic, product and client-focused expansion strategies, partially offset by planned reductions in commercial leases. Retail loan growth was driven by education and other retail, partially offset by lower home equity lines of credit and the impact of loan sales activity tied to balance sheet optimization strategies. Loan growth was 4% before the impact of PPP loans, the repayment of COVID-19-related commercial line of credit draws and the loan sales activity.

Compared with second quarter 2020, average interest-earning assets decreased $2.2 billion, or 1%, reflecting a $3.5 billion decrease in commercial loans driven by line of credit repayments, and a $295 million decrease in retail loans, partly offset by an increase in loans held for sale primarily tied to strong mortgage volumes. The decline in retail loans reflects continued growth in mortgage more than offset by loan sales activity tied to balance sheet optimization strategies and declines in other categories. Total loans were up very slightly before the impact of PPP loans, commercial line draws and the loan sales activity.

Deposits				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20		3Q19
Period-end deposits				$	%	$	%
Demand deposits	$41,249	$40,545	$29,939	$704	2%	$11,310	38%
Checking with interest	27,141	27,200	24,403	(59)	—	2,738	11
Savings	17,237	16,665	13,479	572	3	3,758	28
Money market accounts	46,400	44,965	36,826	1,435	3	9,574	26
Term deposits	10,894	14,243	20,067	(3,349)	(24)	(9,173)	(46)

Total period-end deposits	$142,921	$143,618	$124,714	$(697)	—%	$18,207	15%

Average deposits
Demand deposits	$40,608	$37,745	$28,945	$2,863	8%	$11,663	40%
Checking with interest	26,638	26,312	23,422	326	1	3,216	14
Savings	16,902	15,883	13,442	1,019	6	3,460	26
Money market accounts	45,187	45,187	37,161	—	—	8,026	22
Term deposits	12,032	16,470	20,951	(4,438)	(27)	(8,919)	(43)

Total average deposits	$141,367	$141,597	$123,921	$(230)	—%	$17,446	14%

Total period-end deposits of $142.9 billion at September 30, 2020 increased $18.2 billion, or 15%, from September 30, 2019, reflecting growth in demand deposits, money market accounts, savings and checking with interest, partially offset by a decrease in term deposits. Strong deposit growth reflects government stimulus benefiting consumers and small businesses and clients building liquidity given COVID-19 disruption.

Citizens Financial Group, Inc.

Compared with June 30, 2020, total period-end deposits decreased $697 million, as growth in money market accounts, demand deposits and savings was more than offset by a decrease in term deposits. Citizens Access® deposits were $6.2 billion at September 30, 2020, down from $6.5 billion at June 30, 2020, due to lower term deposits.

Third quarter 2020 average deposits of $141.4 billion increased $17.4 billion, or 14%, from third quarter 2019, reflecting growth in demand deposits, money market accounts, savings and checking with interest, partially offset by a decrease in term deposits.

Compared with second quarter 2020, average deposits decreased $230 million as a reduction in term deposits was largely offset by growth in demand deposits, savings and checking with interest.

Borrowed Funds				3Q20 change from

($s in millions)	3Q20	2Q20	3Q19	2Q20		3Q19

Period-end borrowed funds				$	%	$	%

Short-term borrowed funds	$252	$255	$1,077	$(3)	(1)%	$(825)	(77	) %
Long-term borrowed funds
FHLB advances	19	6	3,007	13	217	(2,988)	(99)
Senior debt	7,504	7,519	8,143	(15)	—	(639)	(8)
Subordinated debt and other debt	1,586	1,677	1,656	(91)	(5)	(70)	(4)

Total borrowed funds	$9,361	$9,457	$13,883	$(96)	(1)%	$(4,522)	(33	) %

Average borrowed funds
Short-term borrowed funds	$240	$222	$600	$18	8%	$(360)	(60	) %
Long-term borrowed funds
FHLB advances	6	2,595	2,478	(2,589)	(100)	(2,472)	(100)
Senior debt	7,515	7,499	8,000	16	—	(485)	(6)
Subordinated debt and other debt	1,675	1,661	1,656	14	1	19	1

Total average borrowed funds	$9,436	$11,977	$12,734	$(2,541)	(21)%	$(3,298)	(26	) %

Total borrowed funds of $9.4 billion at September 30, 2020 decreased $4.5 billion, or 33%, from September 30, 2019, reflecting a $3.0 billion decrease in long-term FHLB borrowings, an $825.0 million decrease in short-term borrowings and a $639 million decrease in senior debt. Compared with June 30, 2020, total borrowed funds decreased $96 million, or 1%.

Average borrowed funds of $9.4 billion decreased $3.3 billion, or 26%, from third quarter 2019, largely reflecting a $2.5 billion decrease in long-term FHLB borrowings, a $485 million decrease in senior debt and a $360 million decrease in short-term borrowings. Compared with June 30, 2020, average borrowed funds decreased $2.5 billion, or 21%, driven by a $2.6 billion decrease in long-term FHLB borrowings.

Capital				3Q20 change from
($s and shares in millions except per share data)	3Q20	2Q20	3Q19	2Q20		3Q19

Period-end capital				$	%	$	%
Stockholders’ equity	$22,469	$22,418	$21,851	$51	—%	$618	3%
Stockholders’ common equity	20,504	20,453	20,718	51	—	(214)	(1)
Tangible common equity	13,771	13,716	13,976	55	—	(205)	(1)
Tangible book value per common share	$32.24	$32.13	$31.48	$0.11	—	$0.76	2
Common shares - at end of period	427.1	426.8	443.9	0.2	—	(16.8)	(4)
Common shares - average (diluted)	428.0	427.6	447.1	0.4	—%	(19.1)	(4)%
Common equity tier 1 capital ratio(1)	9.8%	9.6%	10.3%
Total capital ratio(1)	13.3	13.1	13.0
Tier 1 leverage ratio(1)	9.5%	9.3%	9.9%

1)	Current reporting-period regulatory capital ratios are preliminary.

Citizens Financial Group, Inc.

At September 30, 2020, our Basel III capital ratios remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 9.8% compared with 9.6% at June 30, 2020 and 10.3% at September 30, 2019, and a total capital ratio of 13.3% compared with 13.1% as of June 30, 2020 and 13.0% as of September 30, 2019.

During third quarter 2020, the company completed $621 million of subordinated debt private exchange offers which will benefit total capital going forward.

Tangible book value per common share of $32.24 increased slightly compared with second quarter 2020 and increased 2% from third quarter 2019.

For regulatory capital purposes, in connection with the Federal Reserve’s final interim rule as of April 3, 2020, 100% of the $451 million Day-1 CECL impact recorded as of January 1, 2020 will be deferred over a two-year period ending January 1, 2022, at which time it will be phased in on a pro-rata basis over a three-year period ending January 1, 2025. Additionally, 25% of the cumulative reserve build of $989 million since January 1, 2020, or $247 million, will be phased in over the same time frame.

During third quarter 2020, Citizens paid $168 million in dividends to common shareholders. This compares with $168 million in dividends to common shareholders in second quarter 2020 and total capital of $662 million returned to shareholders in third quarter 2019, including share repurchases and common dividends.

Credit quality review				3Q20 change from
($s in millions)	3Q20	2Q20	3Q19	2Q20		3Q19

				$/bps	%	$/bps	%

Nonaccrual loans and leases	$1,277	$990	$737	$287	29%	$540	73%
90+ days past due and accruing	28	55	30	(27)	(49)	(2)	(7)
Net charge-offs	219	147	113	72	49	106	94
Provision for credit losses	428	464	101	(36)	(8)	327	NM
Allowance for credit losses	$2,736	$2,527	$1,308	$209	8%	$1,428	109%
Nonaccrual loans and leases to loans and leases	1.03%	0.79%	0.63%	24 bps		40 bps
Net charge-offs as a % of total loans and leases	0.70	0.46	0.38	24		32
Allowance for credit losses to loans and leases	2.21	2.01	1.11	20		110
Allowance for credit losses to nonaccrual loans and leases	214.2%	255.4%	177.4%	NM		NM

Nonacccrual loans of $1.3 billion increased $287 million, or 29%, compared with June 30, 2020, reflecting a $254 million increase in commercial driven by two credits to mall REITs, and a $33 million increase in retail. The nonaccrual loans to loans ratio of 1.03% at September 30, 2020 increased from 0.79% at June 30, 2020 and 0.63% at September 30, 2019. Nonaccrual loans increased $540 million, or 73%, compared with September 30, 2019, driven by a $479 million increase in commercial and a $61 million increase in retail.

Net charge-offs of $219 million increased $72 million from second quarter 2020 and $106 million compared with third quarter 2019. The increase in third quarter 2020 net charge-offs reflects an increase in commercial, primarily due to one credit to a mall REIT and one in metals and mining, and a decrease in retail reflecting the impact of forbearance. Third quarter 2020 net charge-offs were 70 basis points of average loans and leases compared with 46 basis points in second quarter 2020 and 38 basis points in third quarter 2019.

Third quarter 2020 provision for credit losses of $428 million includes a net reserve build of $209 million primarily in commercial, driven by retail and hospitality-related commercial real estate and casual dining. This compares to second quarter 2020 provision for credit losses of $464 million which included a net reserve build of $317 million and third quarter 2019 provision for credit losses of $101 million. Of note, in second quarter 2020, approximately $100 million of credit reserves associated with retail loans transferred to held-for-sale were reallocated to the remaining loan portfolio.

Citizens Financial Group, Inc.

The third quarter 2020 ACL of $2.7 billion includes the $451 million impact of the adoption of CECL on January 1, 2020 and subsequent quarterly reserve increases totaling $989 million. This compares with $2.5 billion at June 30, 2020 and a pre-CECL adoption allowance of $1.3 billion at September 30, 2019.

The ACL ratio was 2.21% as of September 30, 2020, or 2.29% before the impact of PPP loans, compares with 2.01% as of June 30, 2020, or 2.09% before the impact of PPP loans, and 1.11% as of September 30, 2019. The allowance for credit losses to nonaccrual loans and leases ratio of 214% as of September 30, 2020 compares with 255% as of June 30, 2020 and 177% as of September 30, 2019.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at www.citizensbank.com/about-us.

Media:    Peter Lucht—781.655.2289

Investors: Kristin Silberberg—203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:	9:00 am ET

Dial-in:	(877) 336-4437, conference ID 8419856

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.

Replay Information: A replay of the conference call will be available beginning at 12:00 pm ET on October 16 through November 16, 2020. Please dial (866) 207-1041 and enter access code 4748407. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $179.2 billion in assets as of September 30, 2020. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,700 ATMs and approximately 1,000 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures denoted as Underlying results. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results. The following tables present reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					3Q20 Change
		3Q20	2Q20	3Q19	2Q20		3Q19
					$	%	$	%
Total revenue, Underlying:
Total revenue (GAAP)	A	$1,791	$1,750	$1,638	$41	2%	$153	9%
Less: Notable items		—	—	—	—	—	—	—

Total revenue, Underlying (non-GAAP)	B	$1,791	$1,750	$1,638	$41	2%	$153	9%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$988	$979	$973	$9	1%	$15	2%
Less: Notable items		31	19	19	12	63	12	63

Noninterest expense, Underlying (non-GAAP)	D	$957	$960	$954	($3)	— %	$3	— %

Pre-provision profit:
Total revenue (GAAP)	A	$1,791	$1,750	$1,638	$41	2%	$153	9%
Less: Noninterest expense (GAAP)	C	988	979	973	9	1	15	2

Pre-provision profit (GAAP)		$803	$771	$665	$32	4%	$138	21%

Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,791	$1,750	$1,638	$41	2%	$153	9%
Less: Noninterest expense, Underlying (non-GAAP)	D	957	960	954	(3)	—	3	—

Pre-provision profit, Underlying (non-GAAP)		$834	$790	$684	$44	6%	$150	22%

Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$375	$307	$564	$68	22%	($189)	(34%)
Less: Expense before income tax benefit related to notable items		(31)	(19)	(19)	(12)	(63)	(12)	(63)

Income before income tax expense, Underlying (non-GAAP)	F	$406	$326	$583	$80	25%	($177)	(30%)

Income tax expense, Underlying:
Income tax expense (GAAP)	G	$61	$54	$115	$7	13%	($54)	(47%)
Less: Income tax benefit related to notable items		(7)	(9)	(15)	2	22	8	53

Income tax expense, Underlying (non-GAAP)	H	$68	$63	$130	$5	8%	($62)	(48%)

Net income, Underlying:
Net income (GAAP)	I	$314	$253	$449	$61	24%	($135)	(30%)
Add: Notable items, net of income tax benefit		24	10	4	14	140	20	NM

Net income, Underlying (non-GAAP)	J	$338	$263	$453	$75	29%	($115)	(25%)

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$289	$225	$432	$64	28%	($143)	(33%)
Add: Notable items, net of income tax benefit		24	10	4	14	140	20	NM

Net income available to common stockholders, Underlying (non-GAAP)	L	$313	$235	$436	$78	33%	($123)	(28%)

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data

		QUARTERLY TRENDS
					3Q20 Change
		3Q20	2Q20	3Q19	2Q20			3Q19
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,791	$1,750	$1,638	$41		2.36%	$153		9.29%
Less: Noninterest expense (GAAP)	C	988	979	973	9		1.02	15		1.52

Operating leverage							1.34%			7.77%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,791	$1,750	$1,638	$41		2.36%	$153		9.29%
Less: Noninterest expense, Underlying (non-GAAP)	D	957	960	954	(3)		(0.28)	3		0.32

Operating leverage, Underlying (non-GAAP)							2.64%			8.97%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	55.18%	55.91%	59.40%	(73	) bps		(422	) bps
Efficiency ratio, Underlying (non-GAAP)	D/B	53.44	54.85	58.22	(141	) bps		(478	) bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	16.10%	17.69%	20.46%	(159	) bps		(436	) bps
Effective income tax rate, Underlying (non-GAAP)	H/F	16.79	19.36	22.29	(257	) bps		(550	) bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$20,534	$20,446	$20,533	$88		—%	$1		—%
Return on average common equity	K/M	5.60%	4.44%	8.35%	116	bps		(275	) bps
Return on average common equity, Underlying (non-GAAP)	L/M	6.05	4.63	8.45	142	bps		(240	) bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$20,534	$20,446	$20,533	$88		—%	$1		—%
Less: Average goodwill (GAAP)		7,050	7,050	7,044	—		—	6		—
Less: Average other intangibles (GAAP)		62	65	73	(3)		(5)	(11)		(15)
Add: Average deferred tax liabilities related to goodwill (GAAP)		375	375	372	—		—	3		1

Average tangible common equity	N	$13,797	$13,706	$13,788	$91		1%	$9		—%

Return on average tangible common equity	K/N	8.33%	6.62%	12.44%	171	bps		(411	) bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	9.00	6.90	12.58	210	bps		(358	) bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$177,675	$179,793	$162,110	($2,118)		(1%)	$15,565		10%
Return on average total assets	I/O	0.70%	0.57%	1.10%	13	bps		(40	) bps
Return on average total assets, Underlying (non-GAAP)	J/O	0.76	0.59	1.11	17	bps		(35	) bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	P	$177,675	$179,793	$162,110	($2,118)		(1%)	$15,565		10%
Less: Average goodwill (GAAP)		7,050	7,050	7,044	—		—	6		—
Less: Average other intangibles (GAAP)		62	65	73	(3)		(5)	(11)		(15)
Add: Average deferred tax liabilities related to goodwill (GAAP)		375	375	372	—		—	3		1

Average tangible assets	Q	$170,938	$173,053	$155,365	($2,115)		(1%)	$15,573		10%

Return on average total tangible assets	I/Q	0.73%	0.59%	1.15%	14	bps		(42	) bps
Return on average total tangible assets, Underlying (non-GAAP)	J/Q	0.79	0.61	1.16	18	bps		(37	) bps

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					3Q20 Change
		3Q20	2Q20	3Q19	2Q20		3Q19
					$/bps	%	$/bps	%
Tangible book value per common share:
Common shares—at period-end (GAAP)	R	427,073,084	426,824,594	443,913,525	248,490	—%	(16,840,441)	(4%)
Common stockholders’ equity (GAAP)		$20,504	$20,453	$20,718	$51	—	($214)	(1)
Less: Goodwill (GAAP)		7,050	7,050	7,044	—	—	6	—
Less: Other intangible assets (GAAP)		60	63	71	(3)	(5)	(11)	(15)
Add: Deferred tax liabilities related to goodwill (GAAP)		377	376	373	1	—	4	1

Tangible common equity	S	$13,771	$13,716	$13,976	$55	—%	($205)	(1%)

Tangible book value per common share	S/R	$32.24	$32.13	$31.48	$0.11	—%	$0.76	2%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	T	426,846,096	426,613,053	445,703,987	233,043	—%	(18,857,891)	(4%)
Average common shares outstanding - diluted (GAAP)	U	427,992,349	427,566,920	447,134,595	425,429	—	(19,142,246)	(4)
Net income per average common share - basic (GAAP)	K/T	$0.68	$0.53	$0.97	$0.15	28	($0.29)	(30)
Net income per average common share - diluted (GAAP)	K/U	0.68	0.53	0.97	0.15	28	(0.29)	(30)
Net income per average common share - basic, Underlying (non-GAAP)	L/T	0.73	0.55	0.98	0.18	33	(0.25)	(26)
Net income per average common share - diluted, Underlying (non-GAAP)	L/U	0.73	0.55	0.98	0.18	33	(0.25)	(26)

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
				3Q20 Change
	3Q20	2Q20	3Q19	2Q20		3Q19
				$/bps	%	$/bps	%
Salaries and employee benefits, Underlying:
Salaries and employee benefits (GAAP)	$524	$513	$508	$11	2%	$16	3%
Less: Notable items	13	4	5	9	225	8	160

Salaries and employee benefits, Underlying (non-GAAP)	$511	$509	$503	$2	—%	$8	2%

Equipment and software expense, Underlying:
Equipment and software expense (GAAP)	$149	$142	$130	$7	5%	$19	15%
Less: Notable items	1	—	—	1	100	1	100

Equipment and software expense, Underlying (non-GAAP)	$148	$142	$130	$6	4%	$18	14%

Outside services, Underlying:
Outside services (GAAP)	$139	$131	$128	$8	6%	$11	9%
Less: Notable items	16	12	14	4	33	2	14

Outside services, Underlying (non-GAAP)	$123	$119	$114	$4	3%	$9	8%

Occupancy, Underlying:
Occupancy (GAAP)	$81	$82	$80	($1)	(1%)	$1	1%
Less: Notable items	1	3	—	(2)	(67)	1	100

Occupancy, Underlying (non-GAAP)	$80	$79	$80	$1	1%	$—	—%

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations - Excluding the impact of PPP loans

(in millions, except share, per-share and ratio data

		QUARTERLY TRENDS
					3Q20 Change
		3Q20	2Q20	3Q19	2Q20			3Q19
					$/bps		%	$/bps		%
Total loans, excluding the impact of PPP loans:
Total loans (GAAP)	A	$124,071	$125,713	$117,880	($1,642)		(1%)	$6,191		5%
Less: PPP loans		4,653	4,679	—	(26)		(1)	4,653		100

Total loans, excluding the impact of PPP loans (non-GAAP)	B	$119,418	$121,034	$117,880	($1,616)		(1%)	$1,538		1%

Total deposits (GAAP)	C	$142,921	$143,618	$124,714	($697)		—%	$18,207		15%
Allowance for credit losses (GAAP)	D	$2,736	$2,527	$1,308	$209		8%	$1,428		109%
Average loans, excluding the impact of PPP loans:
Average loans (GAAP)	E	$124,912	$128,755	$117,257	($3,843)		(3%)	$7,655		7%
Less: PPP loans		4,709	3,407	—	1,302		38	4,709		100

Average loans, excluding the impact of PPP loans (non-GAAP)	F	$120,203	$125,348	$117,257	($5,145)		(4%)	$2,946		3%

Average deposits (GAAP)	G	$141,367	$141,597	$123,921	($230)		—%	$17,446		14%
Ratios:
Allowance for credit losses to total loans (GAAP)	D/A	2.21%	2.01%	1.11%	20	bps		110	bps
Allowance for credit losses to total loans, excluding the impact of PPP loans (non-GAAP)	D/B	2.29%	2.09%	1.11%	20	bps		118	bps
Loans-to-deposits ratio (period-end balances) (GAAP)	A/C	86.81%	87.53%	94.52%	(72	) bps		(771	) bps
Loans-to-deposits ratio (period-end balances), excluding the impact of PPP loans (non-GAAP)	B/C	83.56%	84.27%	94.52%	(71	) bps		(1,096	) bps
Loans-to-deposits ratio (average balances) (GAAP)	E/G	88.36%	90.93%	94.62%	(257	) bps		(626	) bps
Loans-to-deposits ratio (average balances), excluding the impact of PPP loans (non-GAAP)	F/G	85.03%	88.53%	94.62%	(350	) bps		(959	) bps

Citizens Financial Group, Inc.

Non-GAAP financial measures and reconciliations - Excluding the impact of PPP loans, COVID-19 Commercial line draws and loan sale activity

(in millions, except share, per-share and ratio data

		For the Twelve Months Ended September 30, 2020
							3Q20 Change
	3Q20 (GAAP)	2020 Loan Sales	COVID-19 Commercial Line Draws	SBA PPP Loans	Normalized 3Q20 (non-GAAP)	3Q19 (GAAP)	3Q19 (GAAP)		Normalized 3Q19 (non-GAAP)
							$	%	$	%
Average loans, excluding the impact of PPP loans, COVID-19 Commercial Line Draws, & loan sale activity	$124,912	$2,558	$(416)	$(4,709)	$122,345	$117,257	$7,655	7%	$5,088	4%

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends, as well as the potential effects of the COVID-19 pandemic on our business, operations, financial performance and prospects, are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	The COVID-19 pandemic and its effects on the economic and business environments in which we operate;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•	Our capital and liquidity requirements under regulatory capital standards and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

Citizens Financial Group, Inc.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends. Further, statements about the effects of the COVID-19 pandemic on our business, operations, financial performance and prospects may constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Note: Per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR